Exhibit 99.1

Michael McConnell

Chief Financial Officer and Treasurer

503-469-4652

mmcconnell@digimarc.com

Delisa Reavis

RH Strategic Communications for Digimarc

202-585-0210

dreavis@rhstrategic.com

FOR IMMEDIATE RELEASE

Digimarc Reports Second Quarter Financial Results

Beaverton, Ore. — July 31, 2009 — Digimarc Corporation (NASDAQ: DMRC) today announced financial results for the second quarter ended June 30, 2009. Revenues for the second quarter were $4.3 million, 15% lower than revenues of $5.1 million in the comparable period of 2008. The lower revenues primarily reflect: the impact of variations in scheduled payments in certain of the Company’s long term contracts; a continued deferral of awards of previously announced appropriations for federal defense projects; and to a lesser extent, lower royalties from some patent and technology licenses.

Second quarter net loss of $(0.7) million, or $(0.09) per fully diluted share, included a full quarter of operating expenses as a stand-alone public company.  This compares to predecessor’s net income of $0.7 million, or pro-forma $0.09 per fully diluted share, for the second quarter of 2008, where operating expenses benefited from proportional allocations of various shared-services common costs of Old Digimarc.

Cash flow from operations for the second quarter totaled $(0.5) million, compared to $0.3 million for the comparable period of 2008.

The Company generated Adjusted EBITDA in the second quarter of $(0.1) million, or (1)% of revenues, compared to $1.0 million, or 20% of revenues in the comparable three-month period of 2008.  Digimarc calculates Adjusted EBITDA by adjusting net income (loss) for the effects of interest, taxes, depreciation, amortization and non-cash expenditures for stock compensation. The reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is included at the end of this release.

Digimarc reported backlog at quarter end of approximately $50 million.  The Company also reported that its cash, cash equivalents and short and long-term marketable securities decreased slightly from last quarter, at approximately $45 million on June 30, 2009.

During the quarter, the Company announced an expansion of its relationship with The Nielsen Company, including formation of two joint ventures.

Conference Call

Digimarc will hold its fourth quarter earnings conference call on July 31st at 10:30 a.m. Eastern time.  The call will be open to the general public and the media, and will be broadcast live by webcast at www.digimarc.com and www.earnings.com. The webcast may be accessed at the Company’s website, www.digimarc.com, by clicking on the “Q2 2009 Digimarc Earnings Conference Call” webcast link on the “Events and Webcasts” page within the “Investors” section. This webcast will be available for later listening at both sites for two weeks following the live call.  Thereafter, the webcast will be archived and available at https://www.digimarc.com/investors/events.asp.

About Digimarc

Digimarc Corporation (NASDAQ:DMRC), based in Beaverton, Oregon, is a leading innovator and technology provider, enabling businesses and governments worldwide to enrich everyday living by giving persistent digital identities to all forms of media and many other objects. The Company’s technology enables a wide range of solutions for deterring fraud, counterfeiting and piracy, enhancing national security, and enabling new digital media distribution and monetization models that provide consumers with more choice and access to content when, where and how they want it.  Digimarc has an extensive intellectual property portfolio, with more than 525 U.S. and foreign patents, and more than 410 patents pending in digital watermarking, media identification and management, and related technologies. Digimarc develops solutions, licenses its intellectual property, and provides development services to business partners across a range of industries.  Please go to www.digimarc.com for more Company information.

Forward-Looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements about delays on federal defense contracts and other statements identified by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “illustrate,” “example” and “continue” or other derivations of these or other comparable terms.  These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results is set forth in the Company’s Form 10-K for the year ended December 31, 2008 in Part I, Item 1A thereof (“Risk Factors”), Part II, Item 7 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Liquidity and Capital Resources” and “Forward Looking Statements” and in Part II, Item 9A(T) thereof (“Controls and Procedures”), and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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Explanation of Financial Information Presented

The financial information presented for the three- and six-months ended June 30, 2008 is presented on the basis of “carve-out” financial information from Old Digimarc’s digital watermarking business, or predecessor.  It is important to note that the financial information in the carve-out financial statements does not include all of the expenses that would have been incurred had the predecessor been a separate, stand-alone public entity. As such, the predecessor financial information does not reflect the financial position, results of operations and cash flows of Digimarc’s current business, had the predecessor operated as a separate, stand-alone public entity during the periods presented in the carve-out financial statements. Additionally, the carve-out financial statements include proportional allocations of various shared-services common costs of Old Digimarc because specific identification of these expenses was not practicable. It is expected that the initial operating costs of Digimarc on a stand-alone basis will be higher than those allocated to the predecessor operations under the shared services methodology applied in the carve-out financial statements.

Digimarc Corporation

Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three-Month Information		Six-Month Information
	Successor	Predecessor	Successor	Predecessor
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Revenue:
Service	$2,585	$2,987	$5,055	$5,535
License & subscription	1,739	2,128	3,698	4,665
Total revenue	4,324	5,115	8,753	10,200

Cost of revenue:
Service	1,480	1,643	2,897	2,992
License & subscription	48	61	116	120
Total cost of revenue	1,528	1,704	3,013	3,112

Gross profit:
Service	1,105	1,344	2,158	2,543
License & subscription	1,691	2,067	3,582	4,545
Total gross profit	2,796	3,411	5,740	7,088

Percentage of gross profit to revenues:
Service	43%	45%	43%	46%
License & subscription	97%	97%	97%	97%
Percentage of gross profit to total revenue	65%	67%	66%	69%

Operating expenses:
Sales and marketing	728	683	1,473	1,339
Research and development	1,217	910	2,488	1,832
General and administrative	1,496	927	3,184	1,907
Intellectual property	217	448	494	926
Transitional services	(48)	—	(108)	—
Total operating expenses	3,610	2,968	7,531	6,004

Operating income (loss)	(814)	443	(1,791)	1,084

Other income, net	140	221	313	515

Provision for income taxes	(4)	—	(9)	(11)
Net income (loss)	$(678)	$664	$(1,487)	$1,588

Loss per share:
Net loss per share - basic	$(0.09)		$(0.21)
Net loss per share - diluted	$(0.09)		$(0.21)
Weighted average shares outstanding - basic	7,158		7,158
Weighted average shares outstanding - diluted	7,158		7,158

Pro-forma earnings per share:
Net income per share - basic		$0.09		$0.22
Net income per share - diluted		$0.09		$0.22
Weighted average shares outstanding - basic		7,143		7,143
Weighted average shares outstanding - diluted		7,143		7,143

Digimarc Corporation

Balance Sheet Information

(in thousands)

(Unaudited)

	Successor	Successor
	June 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents (1)	$11,586	$18,928
Short-term marketable securities (1)	31,815	21,240
Trade accounts receivable, net	2,709	3,839
Other current assets	920	875
Total current assets	47,030	44,882
Long-term marketable securities (1)	2,087	5,744
Property and equipment, net	1,161	1,212
Intangibles, net	892	456
Other assets, net	372	147
Total assets	$51,542	$52,441

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$978	$937
Accrued payroll and related costs	199	42
Accrued merger related liabilities	176	386
Deferred revenue	1,907	2,418
Total current liabilities	3,260	3,783
Long-term liabilities	189	257
Total liabilities	3,449	4,040

Commitments and contingencies

Stockholders’ equity:
Net parent’s investment	—	—
Preferred stock	50	50
Common stock	7	7
Additional paid-in capital	49,447	48,268
Retained earnings (accumulated deficit)	(1,411)	76
Total stockholders’ equity	48,093	48,401

Total liabilities and stockholders’ equity	$51,542	$52,441

(1)	Aggregate cash, cash equivalents, short- and long-term marketable securities was $45,488 and $45,912 at June 30, 2009 and December 31, 2008, respectively.

Digimarc Corporation

Cash Flow Information

(in thousands)

(Unaudited)

	Three-Month Information		Six-Month Information
	Successor	Predecessor	Successor	Predecessor
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Cash flows from operating activities:
Net income (loss)	$(678)	$664	$(1,487)	$1,588
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	141	170	276	446
Stock-based compensation expense	605	400	1,179	777
Changes in operating assets and liabilities:
Trade accounts receivable, net	(680)	(971)	1,130	(452)
Other current assets	22	(121)	(45)	(12)
Other assets, net	(30)	4	(225)	(10)
Accounts payable and other accrued liabilities	197	77	40	24
Accrued payroll and related costs	31	267	157	393
Accrued merger related liabilities	(38)	—	(210)	—
Deferred revenue	(44)	(165)	(513)	132
Other liabilities	(29)	(11)	(57)	(8)
Net cash provided by (used in) operating activities	(503)	314	245	2,878

Cash flows from investing activities:
Purchase of property and equipment	(86)	(343)	(214)	(559)
Capitalized patent costs	(257)	—	(447)	—
Sale or maturity of marketable securities (2)	6,995	61,861	15,685	103,395
Purchase of marketable securities (2)	(16,469)	(61,861)	(22,603)	(103,676)
Net cash used in investing activities	(9,817)	(343)	(7,579)	(840)

Cash flows from financing activities:
Cash from Parent stock activity	—	2,233	—	2,335
Net activity with Parent	—	(2,725)	—	(453)
Principal payments under capital lease obligations	(4)	—	(8)	—
Net cash provided by (used in) financing activities	(4)	(492)	(8)	1,882

Net increase (decrease) in cash and cash equivalents (2)	$(10,324)	$(521)	$(7,342)	$3,920

Cash equivalents and marketable securities at beginning of period	$46,338	$37,435	$45,912	$32,713
cash equivalents and marketable securities at end of period	45,488	36,914	45,488	36,914

(2) Net increase (decrease) in cash, cash equivalents and marketable securities	$(850)	$(521)	$(424)	$4,201

Digimarc Corporation

Reconciliation of GAAP and Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

(Unaudited)

	Three-Month Information		Six-Month Information
	Successor	Predecessor	Successor	Predecessor
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Net income (loss)	(678)	664	(1,487)	1,588
Adjustments:
Provision for income taxes	4	—	9	11
Interest income, net	(137)	(221)	(312)	(515)
Depreciation and amortization	141	170	276	446
Stock compensation	605	400	1,179	777
Adjusted EBITDA	(65)	1,013	(335)	2,307

About Adjusted EBITDA

From time to time, we may refer to Adjusted EBITDA in our conference calls and discussions with analysts in connection with our historical financial results and our guidance for future periods. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to Adjusted EBITDA). The reconciliation of GAAP and Non-GAAP Financial Measures for the three- and six-months ended June 30, 2009 and 2008 are included in the above table. Management of the Company believes that Adjusted EBITDA is helpful to investors as an indicator of the current financial performance of the Company and its capacity to fund capital expenditures and working capital requirements. Due to the Company’s use of stock-based employee compensation, the Company incurs significant non-cash charges for stock compensation expense that may not be indicative of our operating performance from a cash perspective. Therefore, the Company believes that providing the measure of Adjusted EBITDA will help investors better understand the Company’s underlying financial performance and ability to generate cash flow from operations.